Exhibit 99.1
FOR IMMEDIATE RELEASE
HOSHIZAKI AMERICA, INC. COMPLETES
ACQUISITION OF LANCER CORPORATION
San Antonio, Texas, February 2, 2006 — Lancer Corporation (AMEX: LAN) announced today the completion of the acquisition of Lancer Corporation by Hoshizaki America, Inc.
On October 18, 2005, Hoshizaki America, Inc. entered into a merger agreement with Lancer Corporation to acquire Lancer Corporation for a purchase price of approximately $215.0 million in cash to stockholders. Under the terms of the merger agreement, Lancer Corporation stockholders are entitled to receive $22.00 per share in cash, without interest.
Lancer Corporation stock ceased trading on the American Stock Exchange at market close yesterday and will be delisted. As soon as practicable, a paying agent appointed by Lancer Corporation will send information to all Lancer Corporation stockholders of record, explaining how they can surrender Lancer Corporation stock in exchange for $22.00 per share in cash, without interest. Stockholders of record should await this information before surrendering their shares. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted to cash, since these conversions will be handled by the bank or broker.
About Hoshizaki America, Inc.
Hoshizaki America, Inc. is a subsidiary of Hoshizaki Electric Co. Ltd. Hoshizaki Group is one of the world’s largest manufacturers of commercial kitchen equipment, employing approximately 8,000 people with sales of $1.4 billion. Hoshizaki operates six plants in Japan, two in the United States, and one in England. Also, Hoshizaki owns sales subsidiaries in the Netherlands, Singapore, and China. From these locations, Hoshizaki distributes commercial kitchen equipment worldwide.
Hoshizaki Electric was founded in 1947 and is based in the suburbs of Nagoya, Japan. Hoshizaki Electric develops and produces a complete line of commercial kitchen equipment including ice machines, refrigerators, dishwashers, and beer servers. Since 1947, Hoshizaki has consistently pioneered innovative products, backed them with a solid service network, enlarged its marketing reach, and moved into the international arena.
Hoshizaki America Inc. was established in 1981 and is headquartered in Peachtree City, Georgia. Hoshizaki America began manufacturing commercial ice machines in Peachtree City in 1986 and then began a second manufacturing plant in Griffin, Georgia, in 2001. Currently, Hoshizaki America is one of the leading ice machine companies in the USA with approximately 500 employees and a family of over 30 independent distributors.
About Lancer Corporation
Lancer Corporation is a leading innovator, manufacturer and marketer of beverage dispensing systems serving customers worldwide. Headquartered in San Antonio, Texas, Lancer also maintains facilities in Mexico, Australia, Belgium, New Zealand and the United Kingdom.

Lancer is a vertically integrated manufacturer that employs approximately 1,200 people. Lancer designs and manufactures a complete range of fountain soft drink dispensers, dispensing valves, beer dispensing equipment, and an extensive line of beverage dispensing parts and accessories, which are marketed through a network of Company sales representatives and authorized distributors.
Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “projects” and other similar expressions, which are predictions of or indicate future events and trends, typically identify forward-looking statements. Our forward-looking statements are subject to a number of risks and uncertainties, which could cause actual results or the timing of events to differ materially from those described in the forward-looking statements. Accordingly, we cannot assure you that the expectations set forth in these forward-looking statements will be attained. The Company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those forward-looking statements.
Contacts

For Lancer Corporation:	Hoshizaki America, Inc.:
Scott Adams	Mark McClanahan
Treasurer	Sr. Vice President
210.310.7000	770.487.2331, Ext. 1496

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